UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 24, 2006
URS CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State of jurisdiction of incorporation)

1-7567 (Commission File No.)	94-1381538 (IRS Employer Identification No.)
600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (415) 774-2700
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.
Amendment and Restatement of the Company’s 1999 Equity Incentive Plan
On May 25, 2006, at the Company’s Annual Meeting of Stockholders, the stockholders approved the proposal to amend and restate the URS Corporation 1999 Equity Incentive Plan (the “1999 Incentive Plan”) to incorporate provisions that will allow the Company to include performance-based criteria for certain equity and cash awards (“performance-based awards”) that may be granted under the 1999 Incentive Plan. Performance-based awards will be granted only upon the attainment during a specified time period of performance goals pre-established by the Board of Directors of the Company. The foregoing description is qualified in its entirety by reference to the amendment and restatement to the Company’s 1999 Equity Incentive Plan filed hereto as Exhibit 10.1.
Issuance of Restricted Stock
The Compensation Committee of the Board of Directors of the Company approved the following issuance of shares of restricted stock to certain of the Company’s senior officers as of May 25, 2006, which issuance was subject to and effective upon stockholder approval of the amendment and restatement of the 1999 Incentive Plan described above: 10,000 shares to Thomas W. Bishop, 5,000 shares to Reed N. Brimhall, 10,000 shares to H. Thomas Hicks, 16,000 shares to Gary V. Jandegian, 5,000 shares to Susan Kilgannon, 8,000 shares to Joseph Masters and 13,000 shares to Randall A. Wotring. The restrictions with respect to 50% of each such stock award are subject to time-based vesting on each of the first four anniversaries after May 25, 2006, which vesting is also subject to acceleration provisions contained in each individual’s employment agreement with the Company.
The restrictions with respect to the remaining 50% of the stock awards are subject to both time-based vesting and performance-based vesting that depends on the Company’s achievement of its annual net income target as approved by the Board of Directors for the fiscal year immediately preceding each applicable vesting date, subject to acceleration provisions contained in each individual’s employment agreement with the Company. In any fiscal year where the net income target is not met, that portion of the stock award that is performance-based award will not vest and will instead be canceled.
Each stock award recipient will receive a Restricted Stock Award, which is a grant document setting forth customary rights, privileges and restrictions as to the shares, including the right to receive any dividends declared with respect to the restricted stock, the right to provide instructions on how to vote the stock and restrictions on transfer. The foregoing description of the Restricted Stock Award is qualified in its entirety by reference to the form of Restricted Stock Award filed hereto as Exhibit 10.2.
Adoption of Bonus Plan Performance Targets for 2006
Most of our executive officers and selected senior managers (“Designated Participants”) participate annually in our 1999 Incentive Compensation Plan (the “Bonus Plan”). Under the Bonus Plan, the Designated Participants are eligible to earn annual bonuses based on formulas tied to certain predefined financial performance targets that are established annually by the Compensation Committee (“Target Bonuses”). On May 24, 2006, the Compensation Committee increased the Target Bonuses for fiscal year 2006 for Reed Brimhall from 55% to 60% and for Joseph Masters from 60% to 65%. If the financial performance targets are met, each Designated Participant’s bonus will be equal to the Target Bonus. If performance targets are not met, bonuses will be determined as a declining percentage of Target Bonuses depending on the extent of the shortfall. No bonus will be paid under the Bonus Plan if a Designated Participant fails to achieve predetermined minimum financial performance targets. Conversely, if performance targets are exceeded, then bonuses may be earned in excess of the Target Bonus up to a maximum of two times the Target Bonus.
Increase in Base Salary
On May 24, 2006, the Compensation Committee approved the following annual base salary increases for certain senior executives: from $362,000 to $400,000 for Thomas W. Bishop, from $385,000 to $400,000 for Reed N. Brimhall, from $450,000 to $525,000 for Gary V. Jandegian, from $275,000 to $290,000 for Susan B. Kilgannon, from $360,000 to $400,000 for Joseph Masters and from $400,000 to $450,000 for Randall A. Wotring.
Employment Agreement of Susan B. Kilgannon
The Company and Susan B. Kilgannon, the Company’s Vice President, Corporate Communications, entered into an employment agreement on May 25, 2006 (the “Agreement”). Under the Agreement, Mr. Kilgannon is entitled to an annual base salary of $290,000 and a Target Bonus of 40%. If the Company terminates Ms. Kilgannon’s employment for any reason other than cause or her disability, or if she voluntarily resigns her employment for good reasons, the Company will pay a severance payment equal to 100% of her base salary as in effect on the date her employment is terminated. The foregoing description of the Agreement is qualified in its entirety by reference to Exhibit 10.3 filed hereto.
Item 9.01.   Financial Statements and Exhibits.
     (c)   Exhibits
10.1	Amended and Restated 1999 Equity Incentive Plan, dated as of May 25, 2006. FILED HEREWITH.

10.2	Form of URS Corporation 1999 Equity Incentive Plan Restricted Stock Award, dated as of May 25, 2006. FILED HEREWITH.

10.3	Employment Agreement, dated May 25, 2006, between URS Corporation and Susan B. Kilgannon. FILED HEREWITH.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, URS Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URS CORPORATION
Dated: May 31, 2006	By:	/s/ Reed N. Brimhall
Reed N. Brimhall
Vice President, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Amended and Restated 1999 Equity Incentive Plan, dated as of May 25, 2006.
10.2	Form of URS Corporation 1999 Equity Incentive Plan Restricted Stock Award, dated as of May 25, 2006.
10.3	Employment Agreement, dated May 25, 2006, between URS Corporation and Susan B. Kilgannon.

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